Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income For the Fourth Quarter of $1.1 Million or $0.36 Per Share and
$5.3 Million or $1.76 Per Share For the Year Ended December 31, 2012

MOUNTLAKE TERRACE, WA – January 30, 2013 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2012 fourth quarter net income of $1.1 million,  or $0.36 per diluted share, compared to $312,000 for the fourth quarter ended December 31, 2011.  The 2012 fourth quarter net income of $1.1 million compares to $3.3 million for the third quarter of 2012 which included a $2.3 million reversal of the valuation allowance for the deferred tax asset.  Net income for the year ended December 31, 2012 was $5.3 million including the $2.3 million reversal of the valuation allowance for the deferred tax asset compared to net income of $1.5 million for the year ended December 31, 2011.  The Company completed its initial public offering on July 9, 2012 with the issuance of 3,240,125 shares of its common stock, which generated gross proceeds of $32.4 million; therefore, operating results before that date are for the Bank only.

“The focus on the successful implementation of the business plan has allowed the Bank to invest in an expanded infrastructure and also, at the same time, continue to increase earnings,” stated Joe Adams, CEO of the Company and the Bank.  “The Board is pleased with the diversified revenue streams that include expanded business lending, construction lending, and home lending to complement our strength in consumer lending.”

As previously disclosed in the third quarter Form 10-Q, the Company completed the sale of 366 consumer marine loans on December 14, 2012 that had an aggregate principal balance of $12.6 million.  In connection with the sale, a $67,000 reserve for potential loan recourse was established and will remain in effect until June 12, 2013.  The sale of marine loans resulted in a pre-tax gain of $115,000, net of the reserve.  The primary purpose in selling these consumer loans was to enable the Company to continue to diversify its balance sheet and manage interest rate risk.

 2012 Fourth Quarter and Year End Highlights

•
Net income decreased to $1.1 million compared to $3.3 million (including a $2.3 million reversal of the valuation allowance for the deferred tax asset) in the preceding quarter of 2012, and increased from $312,000 for the comparable quarter one year ago;

•	Net income increased to $5.3 million for the year ended December 31, 2012 compared to $1.5 million for the year ended December 31, 2011;
•	Earnings per diluted share were $0.36 for the fourth quarter 2012 compared to $1.03 for the prior quarter;
•	Net interest margin increased to 5.52% compared to 5.39% for the preceding quarter and increased from 5.20% for the comparable quarter one year ago;
•
Originations were $23.9 million and $64.2 million of construction and one-to-four family residential loans, respectively, during the quarter compared to $14.0 million and $44.2 million in the prior quarter;

•	Total non-performing assets decreased $376,000, or 8.5% to $4.1 million at December 31, 2012 compared to $4.4 million at September 30, 2012 and $6.9 million at December 31, 2011;
•	The ratio of non-performing assets to total assets improved to 1.1% at December 31, 2012 compared to 1.3% at September 30, 2012 and 2.4% at December 31, 2011; and
•
Capital levels at the Bank reflect Total Risk-Based Capital of 16.0% and a Tier 1 Leverage Capital Ratio of 13.3% as of December 31, 2012 compared to 12.3% and 9.3% as of December 31, 2011, respectively.

FS Bancorp Q4 Earnings
January 30, 2013

Balance Sheet and Credit Quality

Total assets increased to $359.0 million at December 31, 2012 compared to $341.2 million at September 30, 2012 and $283.8 million at December 31, 2011.  The increase in total assets from September 30, 2012 was primarily due to increases in net loans receivable of $15.8 million, and securities available-for-sale of $4.5 million offset by a $2.8 million decrease in total cash and cash equivalents.  The increase in assets from December 31, 2011 was primarily due to increases in net loans receivable of $57.8 million, securities of $16.4 million and loans held for sale of $8.9 million offset by a $9.8 million decrease in total cash and cash equivalents.

Net loans receivable increased $15.8 million to $275.0 million at December 31, 2012 from $259.2 million as of September 30, 2012 and increased $57.8 million from $217.1 million at December 31, 2011.  Total real estate loans increased $14.1 million quarter over quarter due to increased growth in commercial real estate loans including residential construction lending.  Quarter over quarter increases in other loan categories include a $12.0 million increase in commercial business loans including warehouse lending offset by a $9.5 million reduction in consumer loans associated with the marine loan sale.

LOAN PORTFOLIO
($ in thousands)
	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$33,250	11.9%	$32,779	12.5%	$28,931	13.1%
Home equity	15,474	5.5	14,693	5.6	14,507	6.6
Construction and development	31,893	11.4	24,480	9.3	10,144	4.6
One-to-four family (held for sale excluded)	13,976	5.0	10,340	3.9	8,752	4.0
Multi-family	3,202	1.2	1,397	0.5	1,175	0.5
Total real estate loans	97,795	35.0	83,689	31.8	63,509	28.8

CONSUMER LOANS:
Indirect home improvement	86,249	30.8	82,185	31.2	81,143	36.7
Recreational	17,968	6.4	30,773	11.7	24,471	11.1
Automobile	2,416	0.9	3,057	1.2	5,832	2.6
Home improvement	651	0.2	721	0.3	934	0.4
Other	1,386	0.5	1,430	0.5	1,826	0.8
Total consumer loans	108,670	38.8	118,166	44.9	114,206	51.6

COMMERCIAL BUSINESS LOANS	73,465	26.2	61,488	23.3	43,337	19.6
Total loans	279,930	100.0%	263,343	100.0%	221,052	100.0%

Allowance for loan losses	(4,698)		(4,359)		(4,345)
Deferred cost, fees, and discounts, net	(283)		173		424
Total loans receivable, net	$274,949		$259,157		$217,131

Originations of loans held for sale increased 43.9% to $61.5 million during the quarter ended December 31, 2012 compared to $42.8 million for the preceding quarter.  Loans held for sale increased $359,000 to $8.9 million at December 31, 2012 from $8.5 million at September 30, 2012 and none at December 31, 2011.  The Bank continues to expand home lending operations and to sell fixed-rate one-to-four family mortgage loans into the secondary market for asset/liability management purposes and to generate noninterest income.  During the quarter ended

FS Bancorp Q4 Earnings
January 30, 2013

December 31, 2012, the Bank sold $61.4 million of fixed-rate, one-to-four family mortgage loans compared to $38.3 million for the preceding quarter and none for the same quarter one year ago.

The allowance for loan losses at December 31, 2012 was $4.7 million, or 1.7% of gross loans receivable, compared to $4.4 million or 1.7% of gross loans receivable as of September 30, 2012 and $4.3 million, or 2.0% of gross loans receivable at December 31, 2011.  Non-performing loans, consisting of non-accrual loans, decreased to $1.9 million at December 31, 2012 from $2.1 million at September 30, 2012 and $2.2 million at December 31, 2011.    Other real estate owned totaled $2.1 million at December 31, 2012, compared to $2.3 million at September 30, 2012 and $4.6 million at December 31, 2011.  The $2.5 million or 53.7% reduction in other real estate owned year over year reflects the sale of $2.6 million in other real estate owned and write-downs to fair value of $812,000 during the year ended December 31, 2012.  At December 31, 2012, the Bank also had $3.3 million in restructured loans of which $2.4 million were performing in accordance with their modified terms and $892,000 were on non-accrual.

Total deposits increased $14.1 million or 5.1% to $288.9 million at December 31, 2012, from $274.8 million at September 30, 2012.  Transaction accounts (noninterest and interest-bearing checking accounts) increased to $58.5 million as of December 31, 2012 from $56.3 million at September 30, 2012 and $39.9 million at December 31, 2011.  Management continues to focus deposit growth efforts on relationship deposits with new and existing customers.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
Interest-bearing checking	$24,349	8.4%	$24,914	9.1%	$20,669	8.4%
Noninterest-bearing checking	34,165	11.8	31,434	11.4	19,254	7.8
Savings	11,812	4.1	12,146	4.4	11,567	4.7
Money market	114,245	39.5	108,643	39.5	99,022	40.2
Certificates of deposits less than $100,000	40,119	13.9	39,835	14.5	36,220	14.7
Certificates of deposits $100,000 to less than $250,000	43,810	15.2	33,283	12.1	36,912	15.0
Certificates of deposits $250,000 and over	20,449	7.1	24,569	9.0	22,774	9.2
Total	$288,949	100.0%	$274,824	100.0%	$246,418	100.0%

Total equity increased $525,000 to $59.9 million at December 31, 2012 from $59.4 million at September 30, 2012.  The increase in equity from the third quarter was predominantly a result of net income of $1.1 million and the scheduled payment of the Employee Stock Ownership Plan loan partially offset by a decline in the unrealized gain on securities available-for-sale included in accumulated other comprehensive income.  Book value per common share was $19.92 as of December 31, 2012.

The Bank is well capitalized with a Total Risk-Based Capital ratio of 16.0% and a Tier 1 Leverage Capital ratio of 13.3% at December 31, 2012.  The Company reflects Total Risk-Based Capital and Tier 1 Leverage Capital ratios of 19.8% and 16.7%, respectively, as of December 31, 2012.

Operating Results

Net interest income before the provision for loan losses increased $1.1 million, or 32.2%, to $4.6 million for the three months ended December 31, 2012, from $3.5 million for the three months ended December 31, 2011.   For the year ended December 31, 2012, net interest income, before the provision for loan losses, increased $3.0 million, or 21.9%, to $16.4 million compared to $13.5 million for the same period in the prior year.

FS Bancorp Q4 Earnings
January 30, 2013

The net interest margin increased 24 basis points to 5.43% for the year ended December 31, 2012, from 5.19% for the same period of the prior year. The increase was primarily due to a shift in assets during the period from lower yielding cash and cash equivalents into higher yielding loans and investment securities and a lower level of non-performing loans, coupled with a 37 basis point decline in the cost of funds to 0.94% for the year ended December 31, 2012 from 1.31% for the same period in the prior year.

The provision for loan losses was $1.2 million for the three months ended December 31, 2012, compared to $717,000 for the three months ended December 31, 2011.  The $501,000 increase in the provision primarily relates to the increase in net new loans during the three months ended December 31, 2012.  The provision for loan losses increased $544,000 to $2.9 million for the year ended December 31, 2012, from $2.4 million for the year ended December 31, 2011.  Non-performing loans were $1.9 million, or 0.7% of total loans at December 31, 2012, compared to $2.2 million, or 1.0% of total loans, at December 31, 2011.  During the year ended December 31, 2012, net charge-offs totaled $2.6 million compared to $3.9 million during the year ended December 31, 2011.

Noninterest income increased $2.1 million, or 268.8%, to $2.8 million for the three months ended December 31, 2012, from $770,000 for the three months ended December 31, 2011.  The increase during the period was primarily due to $2.1 million in gains associated with the sale of mortgage loans to the secondary market as part of the home lending initiative.  Noninterest income increased $3.7 million, or 149.1%, to $6.2 million for the year ended December 31, 2012, from $2.5 million for the year ended December 31, 2011.

Noninterest expense increased $1.7 million, or 52.7%, to $4.9 million for the three months ended December 31, 2012, from $3.2 million for the three months ended December 31, 2011.  Changes in noninterest expense included a $1.3 million, or 88.3%, increase in salaries and benefit costs associated with the addition of more lending staff, a $268,000 or 53.5% increase in operation costs partially due to a $108,000 increase in off-balance sheet reserves including a reserve for the marine loan sale, a $215,000, or 210.8% increase in loan costs associated with increased lending activities, partially offset by a $151,000 decrease in write-downs to fair value of other real estate owned.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominately small and middle-market businesses and individuals in western Washington through its six branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related

FS Bancorp Q4 Earnings
January 30, 2013

to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q4 Earnings
January 30, 2013

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	December 31,
	2012	2012	2011
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$4,003	$2,441	$2,356
Interest-bearing deposits at other financial institutions	5,410	9,736	16,897
Total cash and cash equivalents	9,413	12,177	19,253
Securities available-for-sale, at fair value	43,313	38,794	26,899
Federal Home Loan Bank stock, at cost	1,765	1,781	1,797
Loans held for sale	8,870	8,511	--
Loans receivable, net	274,949	259,157	217,131
Accrued interest receivable	1,223	1,283	1,020
Premises and equipment, net	12,663	12,448	9,852
Other real estate owned	2,127	2,321	4,589
Deferred tax asset	1,927	2,688	--
Other assets	2,780	2,053	3,252
TOTAL ASSETS	$359,030	$341,213	$283,793

LIABILITIES
Deposits
Interest-bearing accounts	$254,784	$243,390	$227,164
Noninterest-bearing accounts	34,165	31,434	19,254
Total deposits	288,949	274,824	246,418
Borrowings	6,840	4,100	8,900
Other liabilities	3,344	2,917	1,708
Total liabilities	299,133	281,841	257,026
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; None issued	--	--	--
Common stock, $.01 par value; 45,000,000 shares authorized; 3,240,125 shares issued and 3,006,836 outstanding at December 31, 2012, and 3,240,125 shares issued and outstanding at September 30, 2012, and none at December 31, 2011	32	32	--
Additional paid-in capital	29,894	29,863	--
Retained earnings	31,746	30,674	26,451
Accumulated other comprehensive income	597	1,439	316
Unearned shares - Employee Stock Ownership Plan	(2,372)	(2,636)	--
Total equity	59,897	59,372	26,767
TOTAL LIABILITIES AND EQUITY	$359,030	$341,213	$283,793

FS Bancorp Q4 Earnings
January 30, 2013

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable	$4,936	$4,060	$18,057	$16,191
Interest and dividends on investment securities, and cash and cash equivalents	209	111	730	287
Total interest income	5,145	4,171	18,787	16,478
INTEREST EXPENSE
Deposits	493	632	2,208	2,826
Borrowings	37	47	155	180
Total interest expense	530	679	2,363	3,006
NET INTEREST INCOME	4,615	3,492	16,424	13,472
PROVISION FOR LOAN LOSSES	1,218	717	2,913	2,369
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,397	2,775	13,511	11,103
NONINTEREST INCOME
Service charges and fee income	500	521	1,993	1,971
Gain on sale of loans	2,218	113	3,684	113
Gain on sale of equipment	--	41	--	41
Gain on sale of investment securities	59	--	165	18
Other noninterest income	63	95	322	332
Total noninterest income	2,840	770	6,164	2,475
NONINTEREST EXPENSE
Salaries and benefits	2,772	1,472	8,495	5,616
Operations	769	501	2,530	1,949
Occupancy	343	286	1,232	1,103
Data processing	293	239	1,055	890
OREO fair value write-downs, net of (gain) loss on sales	119	270	847	601
OREO expenses, net	29	(15)	184	138
Loan costs	317	102	867	459
Professional and board fees	136	243	618	631
FDIC insurance	72	61	257	391
Marketing and advertising	81	55	280	236
Impairment of mortgage servicing rights	7	19	112	19
Total noninterest expense	4,938	3,233	16,477	12,033
INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAX	1,299	312	3,198	1,545
(BENEFIT) PROVISION FOR INCOME TAX	226	--	(2,097)	--
NET INCOME	$1,073	$312	$5,295	$1,545
(Table continues on following page)

FS Bancorp Q4 Earnings
January 30, 2013

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net income per common share:
Basic	$0.36	nm(1)	$1.76	nm(1)
Diluted	$0.36	nm(1)	$1.76	nm(1)

Weighted average common shares outstanding:
Basic	3,006,836	nm(1)	3,006,836	nm(1)
Diluted	3,006,836	nm(1)	3,006,836	nm(1)
___________
(1)	Earnings per share and share calculations are not meaningful as the Company completed the stock offering on July 9, 2012.

FS Bancorp Q4 Earnings
January 30, 2013

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (Unaudited)	December 31,	September 30,	December 31,
	2012	2012	2011

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (2)	1.22%	3.93%	0.44%
Return on equity (ratio of net income to average equity) (2)	7.13	26.17	4.66
Yield on average interest-earning assets	6.15	6.11	6.22
Rate paid on average interest-bearing liabilities	0.82	0.89	1.15
Interest rate spread information:
Average during period	5.33	5.22	5.07
Net interest margin (2)	5.52	5.39	5.20
Operating expense to average total assets	5.61	4.87	4.56
Average interest-earning assets to average interest-bearing liabilities	129.30	123.60	113.50
Efficiency ratio (3)	66.24	71.61	75.86

	Year Ended
	December 31,	December 31,
	2012	2011
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (2)	1.64%	0.56%
Return on equity (ratio of net income to average equity) (2)	12.71	5.92
Yield on average interest-earning assets	6.21	6.35
Rate paid on average interest-bearing liabilities	0.94	1.31
Interest rate spread information:
Average during period	5.27	5.04
Net interest margin (2)	5.43	5.19
Operating expense to average total assets	5.12	4.35
Average interest-earning assets to average interest-bearing liabilities	120.34	112.90
Efficiency ratio (3)	72.95	75.46

	December 31,	September 30,	December 31,
	2012	2012	2011
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (4)	1.13%	1.30%	2.43%
Non-performing loans to total gross loans (5)	0.68	0.80	1.01
Allowance for loan losses to non-performing loans (5)	246.48	208.17	195.11
Allowance for loan losses to gross loans receivable	1.68	1.66	1.97

CAPITAL RATIOS, BANK ONLY:
Tier 1 Leverage Capital	13.26%	13.22%	9.30%
Tier 1 Risk-Based Capital	14.75	15.82	11.04
Total Risk-Based Capital	16.00	17.07	12.29

CAPITAL RATIOS, COMPANY, ONLY:
Tier 1 Leverage Capital	16.66%	16.82%	nm
Total Risk-Based Capital	19.82	21.21	nm

BOOK VALUES:
Book value per common share	$19.92 (7)	$18.32 (6)	nm (1)

(Footnotes on following page)

FS Bancorp Q4 Earnings
January 30, 2013

________________________________________________
(1)	Earnings per share calculation are not meaningful as the Company became a public company on July 9, 2012.
(2)	Annualized.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Non-performing loans consists of non-accruing loans and accruing loans more than 90 days past due.
(6)	Book value per common share was calculated using all shares outstanding of 3,240,125 at September 30, 2012.
(7)	Book value per common share was calculated using shares outstanding of 3,006,836 at December 31, 2012.